Exhibit (g)(iii)

Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

Amendment

No. I

This Amendment, effective June 1, 2017, made by and between Thrivent Financial for Lutherans (“Company”) and SCOR Global Life Americas Reinsurance Company (“Reinsurer”) revises and becomes part of the Coinsurance Agreement No. 201210.2 (formerly 6950-05) (“Agreement”), effective October 1, 2012, as follows:

1.

Exhibit II, Expense Allowances-Item 1. Life, is hereby replaced with the following for policies with issue dates on June 1, 2017 and later:

1.	Life

[                    ]

201210.2.1

Effective 06/01/2017

This Amendment does not alter, amend or modify the Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Agreement together with all amendments and supplements thereto.

Executed in duplicate by	Executed in duplicate by
Thrivent Financial for Lutherans	SCOR Global Life Americas Reinsurance Company

on 5/22/2017
/s/ Susan Oberman Smith
/s/ Alex Nelson

Vice President and Chief Actuary	Vice President

Title	Title

/s/ Douglas A. Bearrood	/s/ Elizabeth A. Gregory

Vice President Corporate Actuary
Assistant Secretary
Title	Title

201210.2.1

Effective 06/01/2017